Exhibit 99.1

Penson Worldwide, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, Texas 75201
www.penson.com

PRESS RELEASE

Penson Worldwide, Inc. Reports Results for Fourth Quarter and Year Ended December 31, 2008
GAAP Loss Per Share of ($0.43); Pro Forma Earnings Per Diluted Share of $0.26 (Includes Tax Benefit)
DALLAS, TX, February 5, 2009 — Penson Worldwide, Inc. (NASDAQ: PNSN), a leading provider of execution, clearing, settlement, custody and technology products and services to the global financial services industry, today announced results for the fourth quarter and year ended December 31, 2008.
Fourth Quarter 2008 GAAP Results
Year over year, total net revenues for the quarter decreased 9%, to $69.1 million, reflecting lower net interest revenue, despite higher non-interest revenue. Non-interest revenue grew 6%, to $55.6 million from $52.3 million, primarily due to increased clearing and commission fees (+5%) and technology revenue (+34%). Net interest revenue declined 42%, to $13.5 million from $23.2 million, due to a 77% drop in the average federal funds rate, lower conduit stock borrowing, and weak credit markets. Operating expenses included a $25.3 million write off of a previously announced unsecured receivable from Evergreen Capital Partners, Inc., a former correspondent, and $1.1 million in related legal and professional expenses. On a net after tax basis, these items negatively affected results by $17.4 million, or $0.69 per share, resulting in a fourth quarter net loss of $10.8 million, or $0.43 per share, compared to net income of $10.2 million, or $0.39 per diluted share, in the December 2007 quarter.
Fourth Quarter 2008 Pro Forma Results
Excluding Evergreen, the Company had pro forma operating income of $8.5 million, net income of $6.6 million, and earnings per diluted share of $0.26. Results included a reduction of $2.9 million in net revenues and $0.02 in earnings per diluted share, net of tax, primarily due to the significant depreciation of the Canadian dollar against the US dollar from the third to the fourth quarter; and a $1.3 million benefit, equal to $0.05 per diluted share pro forma, due primarily to international tax credits, which lowered the effective tax rate to 22.3% pro forma from 38%.
Comment
“While we are not pleased with our GAAP results, Penson did generate solid profits during the fourth quarter on a pro-forma basis, in an extremely challenging operating environment,” commented Philip A. Pendergraft, Chief Executive Officer. “On a sequential basis, the 13% decline in net revenues was largely driven by external market forces. In addition to the Canadian dollar, these factors included the significant reduction in the federal funds rate, weaker than usual year-end trading activity, and continued slowness in securities lending.”
For Immediate Release

PENSON 4Q08 & FY2008 RESULTS
“Since December, however, trading activity has begun to improve and customer interest-earning balances have remained stable. While we have not yet felt the full impact of the last interest rate cut, we believe that we will be able to largely offset it by moving some interest-earning assets from overnight investments into federally-insured bank accounts. This should increase yields without an increase in duration or counterparty risk, mitigate further spread declines, and may result in modest increases in net interest revenue in the quarters ahead. We are also continuing to attract new business, and will be launching new initiatives in 2009 to further expand our product and service offerings and geographic reach.”
“While in the short-term we are generally affected by industry volumes and interest rates, longer-term we will continue to benefit from the increasingly technology-centric nature of the global markets and from the growing validation of our independent, non-conflicted specialist model as compared to our larger competitors in today’s very challenging financial environment.”
Analysis of Fourth Quarter 2008 Results
(All comparisons are to the corresponding year-ago period unless otherwise indicated)
Revenue from clearing and commission fees increased 5%, to $36.5 million, reflecting stronger market volumes early in the quarter and continued growth in new correspondents. Technology revenue increased 34%, to $6.1 million, due to continued high levels of recurring business, as correspondents expanded their client base and volumes, and the recognition of $1 million in licensing revenue from a previously announced contract. In the “other” category, revenue declined 1%, to $13.0 million, which included continued growth of Penson’s trade aggregation business.
Net interest revenue from correspondent customer interest earning asset-based balances declined 45%, to $11.7 million, as the year over year decline in the average federal funds rate, to 106 bps from 452 bps, was partially offset by a 6% increase, to $4.30 billion, in interest earning average daily balances. Net interest revenue from conduit stock loans declined 8%, to $1.8 million, as the 46% year over year decline in average daily borrows, to $773.7 million, was partially offset by a 65% increase in spread, to 89 bps from 54 bps.
Foreign Currency Translation
The significant fourth quarter 2008 depreciation of the Canadian dollar and, to a lesser extent, the British pound negatively impacted net revenues on a year over year basis by $4.1 million, consisting of $2.8 million in clearing and commission fees, $840 thousand in other revenue, and $472 thousand in net interest revenue. On a sequential quarter basis, this negatively impacted net revenues by $2.9 million, consisting of $2.0 million in clearing and commission fees, $604 thousand in other revenue, and $330 thousand in net interest revenue.
New Business
Penson continued to expand its customer base, adding two net new revenue generating correspondents in the December 2008 quarter, for a total of 302, up 9% from 277 in the December 2007 quarter. Securities clearing operations in the US, Canada and UK added one net new correspondent in the fourth quarter, for a total of 259 as compared to 243 in the year ago quarter. The Penson GHCO futures operations added one net new introducing brokerage firm in the fourth quarter, for a total of 43, as compared to 34 in the year ago quarter. Not reflected in the above numbers is a “pipeline” of 23 new correspondents that are expected to begin contributing to revenue in the first half of 2009.

PENSON 4Q08 & FY2008 RESULTS
Balance Sheet Highlights
Balance sheet assets of $5.58 billion at December 31, 2008 declined 29% from $7.85 billion a year ago and 25% from $7.45 billion at September 30, 2008, reflecting declines in securities lending balances, as well as a lower balance of unsettled transactions at December 31 versus September 30. End customer segregated funds, consisting of cash and short-term securities, of $2.38 billion at December 31, 2008, increased 5% sequentially and 66% year over year. Total stockholders’ equity of $264.5 million was virtually level with a year ago and down 6% from $280.6 million at September 30, 2008.
Interest Rate Sensitivity
Based on the size and composition of Penson’s customer interest-earning and interest-paying balances as of December 31, 2008, the Company estimates that a 25 basis point change, up or down, in the targeted federal funds rate would increase or decrease net interest revenue by approximately $750 thousand per quarter, respectively. This estimate excludes the expected positive impact from the shift of funds into higher-yielding, federally-insured, short-term bank accounts, as mentioned above.
FY08 Results
For the year ended December 31, 2008, net revenue increased 11%, to $293.2 million, with non-interest revenue up 24%, to $218.1 million, and net interest revenue down 15%, to $75.1 million, as compared to 2007. Net income was $10.7 million, or $0.42 per diluted share, in 2008, as compared to $26.8 million, or $1.00 per diluted share, in 2007. Pro-forma net income for 2008 (which excludes expenses related to SAMCO litigation in the third quarter and Evergreen in the fourth quarter) amounted to $29.5 million, or $1.16 per diluted share.
Non-GAAP Financial Measures
From time to time, the Company uses certain non-GAAP measures of financial performance to supplement the unaudited financial statements presented in accordance with GAAP. The Company presents non-GAAP measurements when we believe that the additional information is useful and meaningful to investors. Non-GAAP measurements do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measurements is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.
We have reported our results of operations both with and without the effect of Evergreen expenses in the December 2008 quarter and the SAMCO litigation reserve in the September 2008 quarter. We believe that, given the nature of these items, it is useful to state what our results of operations would have been without them so that investors can see underlying trends in our business.
Conference Call
Penson will host a conference call to discuss results for the fourth quarter ended December 31, 2008 on Friday, February 6, 2009, at 10:00 AM Eastern Time (9:00 AM Central Time). The call will be accessible live via a webcast on the Investor Relations section of Penson’s website located at www.penson.com. Institutional Investors can access call details via Thomson Reuters StreetEvents at www.streetevents.com. A webcast replay will be available shortly thereafter on both those sites.

PENSON 4Q08 & FY2008 RESULTS
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, and Penson Asia Limited, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian ATSs. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com

PENSON 4Q08 & FY2008 RESULTS
     Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Clearing and commission fees	$36,478	$34,607	$150,554	$117,905
Technology	6,102	4,538	22,191	15,191
Interest, gross	25,095	58,385	165,757	228,477
Other	13,023	13,204	45,367	43,229

Total revenues	80,698	110,734	383,869	404,802
Interest expense from securities operations	11,638	35,171	90,699	140,077

Net revenues	69,060	75,563	293,170	264,725

Expenses
Employee compensation and benefits	27,218	27,864	113,715	101,979
Floor brokerage, exchange and clearance fees	5,055	7,355	26,118	27,326
Communications and data processing	10,225	8,548	39,266	30,770
Occupancy and equipment	6,762	6,674	28,887	23,570
Vendor related asset impairment	243	51	827	10,861
Correspondent asset loss	26,421	—	26,421	—
Other expenses	10,222	7,836	37,433	25,367
Interest expense on long-term debt	807	1,207	3,854	2,894

	86,953	59,535	276,521	222,767

Income (loss) before income taxes	(17,893)	16,028	16,649	41,958
Income tax expense (benefit)	(7,092)	5,834	5,993	15,125

Net income (loss)	$(10,801)	$10,194	$10,656	$26,833

Earnings (loss) per share — basic	$(0.43)	$0.40	$0.42	$1.02

Earnings (loss) per share — diluted	$(0.43)	$0.39	$0.42	$1.00

Weighted average common shares outstanding — basic	25,187	25,502	25,217	26,232
Weighted average common shares outstanding — diluted	25,187	26,314	25,416	26,817

PENSON 4Q08 & FY2008 RESULTS
Penson Worldwide, Inc.
Non-GAAP Disclosure
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	December 31,	December 31,
	2008	2008	2008
Net revenues, GAAP basis	$79,302	$69,060	$293,170

Net income (loss), GAAP basis	7,478	(10,801)	10,656
Non-GAAP adjustments, net of tax:
SAMCO litigation	1,457	—	1,528
Correspondent asset loss	—	17,424	17,353

Net income, as adjusted	$8,935	$6,623	$29,537

Earnings (loss) per share — basic, GAAP basis	$0.30	$(0.43)	$0.42

Earnings per share — basic, as adjusted	$0.36	$0.26	$1.17

Earnings (loss) per share — diluted, GAAP basis	$0.29	$(0.43)	$0.42

Earnings per share — diluted, as adjusted	$0.35	$0.26	$1.16

Weighted average common shares outstanding — basic	25,108	25,187	25,217
Weighted average common shares outstanding — diluted	25,811	25,187	25,416
Weighted average common shares outstanding — diluted, as adjusted	25,811	25,236	25,416

PENSON 4Q08 & FY2008 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(Unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$35,555	$120,923
Cash and securities — segregated under Federal and other regulations	2,383,948	1,437,561
Receivable from broker-dealers and clearing organizations	269,543	1,519,078
Receivable from customers, net	775,419	1,324,213
Receivable from correspondents	135,092	532,504
Securities borrowed	964,080	2,065,997
Securities owned, at market value	429,530	235,680
Deposits with clearing organizations	327,544	293,230
Property and equipment, net	28,428	27,028
Other assets	226,778	290,763

Total assets	$5,575,917	$7,846,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$294,392	$1,077,312
Payable to customers	3,665,583	3,590,315
Payable to correspondents	161,423	616,863
Short-term bank loans	130,526	340,530
Notes payable	75,000	55,000
Securities loaned	842,034	1,726,677
Securities sold, not yet purchased	48,383	82,116
Accounts payable, accrued and other liabilities	94,109	92,736

Total liabilities	5,311,450	7,581,549

Stockholders’ Equity
Total stockholders’ equity	264,467	265,428

Total liabilities and stockholders’ equity	$5,575,917	$7,846,977

PENSON 4Q08 & FY2008 RESULTS
Penson Worldwide, Inc.
Supplemental Data

						Year
	Three Months Ended					Ended
	December 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(in thousands)	2007	2008	2008	2008	2008	2008
Interest revenue

Interest on asset based balances	$41,390	$33,602	$29,958	$28,662	$17,335	$109,557
Interest on conduit borrows	15,159	13,170	13,091	16,921	6,296	49,478
Money market	1,836	1,706	1,885	1,667	1,464	6,722

Total interest revenue	58,385	48,478	44,934	47,250	25,095	165,757

Interest expense

Interest expense on liability based balances	21,952	18,802	14,001	11,860	7,129	51,792
Interest on conduit loans	13,219	10,571	10,067	13,760	4,509	38,907

Total interest expense	35,171	29,373	24,068	25,620	11,638	90,699

Net interest revenue	$23,214	$19,105	$20,866	$21,630	$13,457	$75,058

Average daily balance (1)

Interest earning average daily balance	$4,060,347	$4,160,320	$4,854,774	$4,953,260	$4,296,705	$4,566,231
Interest paying average daily balance	3,371,823	3,626,463	4,036,792	4,110,895	3,744,894	3,880,391
Conduit borrow	1,428,364	1,330,721	1,584,691	2,180,813	773,694	1,467,480
Conduit loan	1,424,199	1,324,177	1,575,862	2,171,518	762,266	1,458,456

Average interest rate on balances (1)

Interest earning average daily balance	4.08%	3.23%	2.47%	2.31%	1.61%	2.40%
Interest paying average daily balance	2.60%	2.07%	1.39%	1.15%	0.76%	1.33%

Spread	1.48%	1.16%	1.08%	1.16%	0.85%	1.07%
Conduit borrow	4.25%	3.96%	3.30%	3.10%	3.26%	3.37%
Conduit loan	3.71%	3.19%	2.56%	2.53%	2.37%	2.67%

Spread	0.54%	0.77%	0.74%	0.57%	0.89%	0.70%

(1) Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.

Fed rate
Average	4.52%	3.22%	2.08%	2.00%	1.06%	2.09%
Ending	4.25%	2.25%	2.00%	2.00%	0.25%	0.25%